UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     March 20, 2013

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

On March 20, 2013, the company sold the remaining 1.5 acres of our Peachtree Parkway land to an unrelated third party for $450,000.  We owned this parcel of land debt free and will use the sales proceeds for general corporate purposes.  We have now sold the entire 25.1 acres of our Peachtree Parkway land in three separate transactions that produced proceeds of $9,255,530 and decreased our operating expenses by more than $475,000 per year.  In addition, we paid off $8,175,000 of debt, which represented a 32% reduction in the company’s total outstanding debt.

Equally important, these sales released our North Springs transit station property, which served as additional collateral for the Peachtree Parkway loan.  The North Springs transit station property, which we now own debt free, has a book value of $11 million and an independent appraised value of $16.35 million.  The property is a 10-acre site located on Peachtree Dunwoody Road across the street from the North Springs rail station in Sandy Springs, Georgia.  The property is zoned for a mixed-use development consisting of 356 multifamily units, 210,000 square feet of office space, and 56,000 square feet of retail space.  We are in the process of listing the North Springs property for sale to provide the equity to develop our Bradley Park and Highway 20 properties while continuing to reduce our debt and decrease our operating expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: March 27, 2013	By:	/s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer